FORM OF RETENTION TIME-BASED RESTRICTED STOCK UNIT AGREEMENT
FOR THE CARNIVAL CORPORATION 2020 STOCK PLAN
THIS RETENTION TIME-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), shall apply to the grant of Retention time-based restricted stock units made to employees of Carnival Corporation, a corporation organized under the laws of the Republic of Panama, (the “Company”) or employees of an Affiliate, on August 28, 2020 (the “Grant Date”) under the Carnival Corporation 2020 Stock Plan (the “Plan”).
1.    Grant of Time-Based Restricted Stock Units.
(a)    Grant. The Company hereby grants to select individuals (each a “Participant”) a Retention time-based restricted stock unit award consisting of that number of Retention time-based Restricted Stock Units (the “Retention TBS RSUs”) set forth in the Participant’s EquatePlus portfolio, on the terms and conditions set forth in the Plan and this Agreement. Each Retention TBS RSU represents the right to receive payment in respect of one Share as of the Settlement Date (as defined below), to the extent the Participant is vested in such Retention TBS RSUs as of the Settlement Date, subject to the terms of this Agreement and the Plan. The Retention TBS RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 3 hereof (the “Restrictions”). The Restrictions shall lapse and the Retention TBS RSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 3 hereof.
(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement, and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. In the event there is any inconsistency between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern.
2.    Terms and Conditions.
(a)    Vesting. Except as otherwise provided in Section 3 hereof, the Retention TBS RSUs shall vest and become non-restricted as follows:
(i)    25% on January 14, 2021
(ii)    25% on July 14, 2021
(iii)    25% on January 18, 2022
(iv)    25% on July 18, 2022

Notwithstanding the foregoing, the Committee shall have the authority to remove the Restrictions on the Retention TBS RSUs whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Grant Date, such action is appropriate.

(b)    Settlement. The obligation to make payments and distributions with respect to Retention TBS RSUs shall be satisfied through the issuance of one Share for each vested Retention TBS RSU, less applicable withholding taxes (the “settlement”), and the settlement of the Retention TBS RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Retention TBS RSUs shall be settled on the first trading date occurring on or after the date that the Retention TBS RSUs vest and become non-restricted (as applicable, the “Settlement Date”), except as otherwise provided in Sections 3 and 6(a).
(c)    Voting Rights. The Participant shall have no voting rights with respect to the Retention TBS RSUs.
(d)    The dates set forth in this Section 2 (which include by reference Sections 3 and 6(a)) and disregarding any discretionary early release of restrictions in Section 2 for amounts which would not be a short term deferral pursuant to Section 409A, have been specified for the purpose of complying with Section 409A of the Code. To the extent payments are made during the periods permitted under Section 409A of the Code, the Company shall be deemed to have satisfied its obligations under the Plan and shall not be in breach of its payments obligations hereunder.
3.    Termination of Employment or Service with the Company.
(a)    Termination After Change in Control. In accordance with Section 13(a) of the Plan, if the Participant’s employment is terminated by the Combined Group and its Affiliates other than for Cause upon or within 12 months following a Change in Control, the Restrictions shall lapse as to 100% of the Retention TBS RSUs and the Retention TBS RSUs shall fully vest on the date of termination and shall be settled in accordance with Section 2(b) without regard to Section 2(a).
(b)    Other Termination. If the Participant’s employment or service with the Company terminates for any reason other than as otherwise described in the foregoing provision of this Section 3 (whether due to voluntary termination, termination by the Company with or without Cause, retirement or otherwise), then all outstanding Retention TBS RSUs shall immediately terminate on the date of termination of employment or service.
(c)    Breach of Restrictive Covenants. Notwithstanding anything herein to the contrary, no release of Retention TBS RSUs shall be made, and all unreleased Retention TBS RSUs issued hereunder and all rights under this Agreement shall be forfeited, if (i) the Participant shall engage in competition, as more particularly described in Section 4, or (ii) the Participant violates the nondisclosure provisions set forth in Section 5.
(d)    Released Retention TBS RSUs. Following Participant’s termination of employment or service with the Company or an Affiliate for any reason, the Participant (or the Participant’s beneficiary or legal representative, if applicable) must provide for all Shares underlying released Retention TBS RSUs (including those issued under this Agreement as well as Shares underlying released Retention TBS RSUs issued under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker no later than six months following the later of (i) Participant’s date of termination or (ii) the latest Settlement Date or other applicable vesting or settlement date (whether under this Agreement or a similar agreement) occurring following the Participant’s termination. If the Participant (or the Participant’s beneficiary, as applicable) fails to liquidate or transfer the Shares prior to the end of the applicable six month period, the Company is hereby authorized and directed by the Participant either, in the Company’s discretion: (i) to sell any such remaining Shares on the Participant’s (or the Participant’s beneficiary’s) behalf on the first trading date following the end of such period on which the Company is not prohibited from selling such Shares; or (ii) to transfer such Shares to the Company’s stock transfer agent for registration in the Participant’s (or the Participant’s beneficiary’s) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the Shares underlying the released Retention TBS RSUs in connection with such liquidation or transfer.
4.    Non-Competition. The services of the Participant are unique, extraordinary and essential to the business of the Combined Group and its Affiliates. Accordingly, in consideration of the Retention TBS RSUs awarded hereunder, the Participant agrees that he/she will not, without the prior written approval of the Board, at any time during the term of his/her employment with the Combined Group or its Affiliates and (except as provided below) for the then remaining duration of the Restrictions on the Retention TBS RSUs, if any, following the date on which the Participant’s employment with the Combined Group or its Affiliates terminates, directly or indirectly, within the cruise industry wherever located, engage in any business activity directly or indirectly competitive with the business of the Combined Group or its Affiliates, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with the Combined Group or its Affiliates. In addition, the Participant agrees that during such restricted period following his/her employment with the Combined Group or its Affiliates, he/she will not solicit, either directly or indirectly, any employee of the Combined Group or its Affiliates, its subsidiaries or division, who was such at the time of the Participant’s separation from employment hereunder. In the event that the provisions of this Section 4 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.
5.    Non-Disclosure. The Participant expressly agrees and understands that the Combined Group or its Affiliates own and/or control information and material which is not generally available to third parties and which the Combined Group or its Affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the ”Confidential Information”). The Participant hereby acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Combined Group or its Affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Combined Group or its Affiliates and its officers and agents other than in the ordinary course of business. The Participant hereby acknowledges that disclosure of the Combined Group or its Affiliates’ Confidential Information to and/or use by anyone other than in the Combined Group or its Affiliates’ ordinary course of business would result in irreparable and continuing damage to the Combined Group or its Affiliates. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of his/her employment with the Combined Group or its Affiliates (or any member of the Combined Group or its Affiliates) or at any time thereafter, he/she will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting the Participant’s duties for the Combined Group or its Affiliates in the ordinary course of business. The Participant agrees to keep all such records in connection with the Participant’s employment as the Combined Group or its Affiliates may direct, and all such records shall be the sole and absolute property of the Combined Group or its Affiliates. The Participant further agrees that, within five (5) days of the Combined Group or its Affiliates’ request, he/she shall surrender to the Combined Group or its Affiliates any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to the Combined Group or its Affiliates’ business or any Confidential Information.
Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company's or an Affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes. Further, pursuant to the Defend Trade Secrets Act of 2016, the Participant shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, the Participant may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if the Participant files a lawsuit alleging retaliation by the Company or an Affiliate for reporting a suspected violation of the law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
6.    Miscellaneous.
(a)    Compliance with Legal Requirements. The granting and settlement of the Retention TBS RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the settlement of the Retention TBS RSUs would be prohibited by law, the settlement shall be delayed until the earliest date on which the settlement would not be so prohibited.
(b)    Transferability. Unless otherwise provided by the Committee in writing, the Retention TBS RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(c)    Tax Withholding. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Retention TBS RSUs, including, but not limited to, the grant, vesting or settlement of the Retention TBS RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Retention TBS RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Retention TBS RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the Retention TBS RSUs. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Retention TBS RSUs to vest prior to the applicable date set forth in Sections 2 or 3 of this Agreement in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the Retention TBS RSUs; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of Retention TBS RSUs so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.
Notwithstanding the foregoing, if the Participant is an officer subject to Section 16 of the Exchange Act, the Company will not withhold in Shares unless approved in advance by the Committee or the Board.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(d)    Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(ii)    the grant of the Retention TBS RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Retention TBS RSUs, or benefits in lieu of Retention TBS RSUs, even if Retention TBS RSUs have been granted in the past;
(iii)    all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;
(iv)    the Participant is voluntarily participating in the Plan;
(v)    the Retention TBS RSUs and the Shares subject to the Retention TBS RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(vi)    the Retention TBS RSUs and the Shares subject to the Retention TBS RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(vii)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(viii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Retention TBS RSUs resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(ix)    unless otherwise agreed with the Company, the Retention TBS RSUs and the Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of the Company or any member of the Combined Group and its Affiliates;
(x)    unless otherwise provided in the Plan or by the Company in its discretion, the Retention TBS RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the Retention TBS RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(xi)    if the Participant resides outside the United States or is otherwise subject to the laws of a country outside the United States:
(A)    the Retention TBS RSUs and the Shares subject to the Retention TBS RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose; and
(B)    neither the Company, the Employer or any member of the Combined Group or its Affiliates shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Retention TBS RSUs or of any amounts due to the Participant pursuant to the settlement of the Retention TBS RSUs or the subsequent sale of any Shares acquired upon settlement.
(e)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
(f)    Clawback/Forfeiture.
(i)    Notwithstanding anything to the contrary contained herein, in the case of fraud, negligence, intentional or gross misconduct or other wrongdoing on the part of Participant (or any other event or circumstance set forth in any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) that results in a material restatement of the Company’s issued financial statements, such Participant will (i) forfeit any unvested Retention TBS RSUs and (ii) be required to reimburse the Company for all or a portion, as determined by the Committee in its sole discretion, of any income or gain realized on the settlement of the Retention TBS RSUs or the subsequent sale of Shares acquired upon settlement of the Retention TBS RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement.  The Participant agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment.  In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Grant Date and the Company shall promptly notify the Participant of such additional provision.  In addition, if a Participant has engaged or is engaged in Detrimental Activity after the Participant’s employment or service with the Company or its subsidiaries has ceased, then the Participant, within 30 days after written demand by the Company, shall return any income or gain realized on the settlement of the Retention TBS RSUs or the subsequent sale of Shares acquired upon settlement of the Retention TBS RSUs.
(ii)    For purposes of this Agreement, “Detrimental Activity” means any of the following:  (i) unauthorized disclosure of any Confidential Information or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate a Participant’s employment or service with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group.  For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”.
(g)    Code Section 409A. To the extent that the Participant is subject to U.S. federal tax and the Retention TBS RSUs are considered “nonqualified deferred compensation” subject to Section 409A of the Code: (i) references in this Agreement to “termination of employment” or “termination of service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code; and (ii) if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any settlement of the Retention TBS RSUs upon the Participant’s separation from service shall be made to the Participant on the first trading date following the date that is six months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death. For purposes of Section 409A of the Code, each payment that may be made in respect of the Retention TBS RSUs is designated as a separate payment.
(h)    No Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any Shares subject to the Retention TBS RSUs. The Company shall not be required to set aside any fund for the payment of the Retention TBS RSUs.
(i)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(j)    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
(k)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(l)    No Rights to Continued Employment. Nothing in the Plan or in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever. The rights and obligations of the Participant under the terms and conditions of the Participant’s office or employment shall not be affected by this Agreement. The Participant waives all and any rights to compensation and damages in consequence of the termination of the Participant’s office or employment with any member of the Combined Group or any of its Affiliates for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from the Participant’s ceasing to have rights under or the Participant’s entitlement to the Retention TBS RSUs under this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 6(l) and the Participant’s terms of employment, this Section will take precedence.
(m)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, legal representatives, executors, administrators, heirs and successors of the Participant.
(n)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant in accordance with the Plan.
(o)    Governing Law; JURY TRIAL WAIVER.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.
(p)    Data Protection. The Employer, the Company and any Affiliate may collect, use, process, transfer or disclose the Participant’s Personal Information for the purpose of implementing, administering and managing the Participant’s participation in the Plan, in accordance with the Carnival Corporation & plc Equity Plans Participant Privacy Notice the Participant previously received. (The Participant should contact ownership@carnival.com if he or she would like to receive another copy of this notice.) For example, the Participant’s Personal Information may be directly or indirectly transferred to Equatex AG or any other third party stock plan service provider as may be selected by the Company, and any other third parties assisting the Company with the implementation, administration and management of the Plan.
(q)    Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, and the Participant’s country, which may affect the Participant’s ability to directly or indirectly, for his- or her- self or a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and regulations in the applicable jurisdiction, including the United States, the United Kingdom, and the Participant’s country), or may affect the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the

Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Local insider trading laws and regulations may be the same or different from any Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant should speak to the Participant’s personal advisor on this matter.
(r)    Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from the Participant’s participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult the Participant’s personal legal advisor on this matter.
(s)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(t)    Language. The Participant acknowledges that he or she proficient in the English language, or has consulted with an advisor who is sufficiently proficient, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(u)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
7.    Country-Specific Provisions. The Retention TBS RSUs shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement for the Participant’s country, if any. Moreover, if the Participant relocates to one of the countries included in Appendix A, the terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
8.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Retention TBS RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.
CARNIVAL CORPORATION
By:

APPENDIX A

Country Specific Information

TERMS AND CONDITIONS
This Appendix A includes additional terms and conditions that govern the Award granted to the Participant if the Participant resides in one of the countries listed herein. This Appendix A forms part of the Agreement. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions in the Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to the Participant under these circumstances. The Participant is strongly encouraged to inform the Company and to speak with their personal tax advisor regarding the tax treatment of their Award.
If the Participant is a United States taxpayer (regardless of where they are employed) the Participant is strongly encouraged to inform the Company of their United States taxpayer status and to speak with their tax advisors regarding tax treatment of their Award.
If the Participant is a citizen or resident of a country within the EU, the additional terms and conditions for EU counties below will also govern the Award granted to the Participant.
Brexit (the departure of the UK from the EU). Although the UK left the EU on 31 January 2020, EU laws remain in place in the UK during the transition period, which is due to end on 31 December 2020. If the Participant is a citizen or resident of the UK or any other country that may be affected by Brexit, the Participant should be aware that the law that applies to their Award may change after 31 December 2020. It is recommended that the Participant take independent advice if the Participant thinks that this may apply to them.
NO PUBLIC OFFER
The Participant’s Awards are being offered to them in their capacity as an employee of the Company.
This is a private placement directed at certain officers and key employees of the Participant’s employer selected by the Participant’s employer in its sole discretion. The offering is not intended for the general public and may not be used for any public offer which requires a prospectus.
If an individual has access to the Plan documents and is not a Participant, they must disregard the Plan documents, as they are not an intended recipient. In this event, access to the Plan documents cannot be construed as an offer.
NOTIFICATIONS
This Appendix A also includes information regarding exchange controls, securities laws and certain other issues of which the Participant should be aware with respect to the Participant's participation in the Plan. The information is based on the exchange control, securities laws and other laws in effect in the respective countries as of December 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant's participation in the Plan because the information may be out of date at the time the Participant vests in the Award or when the Participant sell the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant's particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant's country may apply to the Participant's situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to the Participant.
Capitalized terms not explicitly defined in this Appendix A but defined in the Agreement or Plan shall have the same definitions as in the Plan and/or the Agreement.
BRAZIL
TERMS AND CONDITIONS
Compliance with Law. By accepting the Award, the Participant agrees to comply with applicable Brazilian laws and to report and pay applicable Tax-Related Items associated with the settlement of the Award or the subsequent sale of the Shares acquired under the Plan.
Nature of Grant.  This provision supplements Section 6(d) - Nature of Grant of the Agreement:
By accepting the Award, the Participant agrees that the Participant is making an investment decision, the Shares will be issued to the Participant only if the vesting conditions are met and any necessary services are rendered by the Participant over the vesting period, and the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.
NOTIFICATIONS
Exchange Control Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit an annual declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.
Tax on Financial Transaction (IOF). Cross-border financial transactions relating to the Award may be subject to the IOF (tax on financial transactions). The Participant is solely responsible for complying with any applicable IOF arising from the Participant's participation in the Plan. The Participant should consult with the Participant's personal tax advisor for additional details.

Securities Laws. The Awards and the Shares granted under the Plan have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the CVM). Therefore, the Awards will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.
If the Participant is employed and/or resident in Brazil, then by accepting the Award the Participant agrees and acknowledge that (i) neither the Participant’s employer nor any person or entity acting on behalf of the Participant’s employer has provided the Participant with financial advice with respect to the award or the Shares acquired upon settlement of the Award; and (ii) the employer does not guarantee a specified level of return on the Award or the Shares.
CANADA
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in Section 9(e) of the Plan, the Award is payable in Shares only.
NOTIFICATIONS
Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).
In addition to any restrictions on resale and transfer noted in the plan documents, Shares acquired pursuant to the Plan will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, participants in the offering who are resident in Canada may not resell their Shares to Canadian purchasers). Accordingly, prospective participants are encouraged to seek legal advice prior to any resale of such shares.
By accepting this Award, the Participant represents and warrants to the Company that the Participant’s participation in the Plan is voluntary and that the Participant has not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.
Foreign Asset/Account Reporting Information. The Participant is required to report any specified foreign property (including Special TBS RSUs and Shares) on form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Special TBS RSUs must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because of other specified foreign property the Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares. It is the Participant's responsibility to comply with applicable reporting obligations. The Participant should consult with the Participant's personal legal advisor to ensure compliance with applicable reporting obligations.

CHILE
Foreign Asset Reporting. If the Partcipant is domiciled or resident in Chile, the acquisition of shares abroad for an amount higher than USD10,000 must be reported to the Central Bank of Chile (Banco Central de Chile) (Central Bank) in accordance with Chapter XII of the Compendium of Foreign Exchange Regulations (CNC) of the Central Bank. The Participant must report the acquisition to the Central Bank as an investment carried out abroad through the disposal of funds held abroad, by filing a cover letter and Annex 1 of Chapter XII of the Manual of Procedures and Information Forms of the CNC. The filing must be made within the first ten days of the month following the month in which the shares were acquired. It is the Participant’s responsibility to comply with applicable reporting obligations. The Participant should consult with their personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
TERMS AND CONDITIONS

The following terms and conditions will be applicable to the Participant to the extent that the Company, in its sole discretion, determines that the Participant's participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”):

Vesting. This provision supplements Section 2(a) - Vesting of the Agreement:

Notwithstanding anything to the contrary in the Agreement, the Award will not vest and no Shares will be issued to the Participant unless and until all necessary exchange control or other approvals with respect to the Award under the Plan are obtained from SAFE or its local counterpart (“SAFE Approval”), as determined by the Company in its sole discretion. In the event that SAFE Approval has not been obtained, or the Company is unable to maintain its SAFE Approval, prior to any date(s) on which the Award is scheduled to vest, the Award will not vest until the seventh day of the month following the month in which SAFE Approval is obtained or reinstated (the “Actual Vesting Date”). If the Participant's employment terminates prior to the Actual Vesting Date, the Participant shall not be entitled to vest in any portion of the Award and the Award shall be forfeited without any liability to the Company, the Employer or any member of the Combined Group and its Affiliates.

If or to the extent the Company is unable to obtain or maintain SAFE Approval, no Shares subject to the Special TBS RSUs for which SAFE Approval has not been obtained or maintained shall be issued. In this case, the Company retains the discretion to settle any Special TBS RSUs in cash paid through local payroll in an amount equal to the market value of the Shares subject to the Special TBS RSUs less any Tax-Related Items; provided, however, that in case the Company is able to obtain or reinstated its SAFE Approval with respect to any Special TBS RSUs, the cash payment for Special TBS RSUs not covered by the SAFE Approval shall not be made until the SAFE Approval has been obtained or reinstated.

Settlement of Special TBS RSUs and Sale of Shares. This provision supplements Section 2(b) - Settlement of the Agreement:

Notwithstanding anything to the contrary in the Plan or the Agreement, to facilitate compliance with PRC exchange control restrictions the Participant agrees that any Shares acquired at settlement of the Award may be immediately sold at settlement or, at the Company’s discretion, at a later time (including when the Participant's employment terminates for any reason). If, however, the sale of the Shares is not permissible under the Company’s insider trading policy, the Company retains the discretion to postpone the issuance of the Shares subject to the vested Award until such time that the sale is again permissible and to then immediately sell the Shares subject to the Award. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the Shares (on the Participant's behalf pursuant to this authorization), and the Participant expressly authorizes such broker to complete the sale of the Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Participant in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied. Due to fluctuations in the share price and/or the United States Dollar exchange rate between the settlement date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the fair market value of the Shares on the settlement date (which is the amount relevant to determining the Participant's tax liability). The Participant understands and agrees that the Company is not responsible for the amount of any loss the Participant may incur and that the Company assumes no liability for any fluctuation in the share price and/or United States Dollar exchange rate.

The Participant further agrees that any Shares to be issued to the Participant shall be deposited directly into an account with the Company’s designated broker. The deposited shares shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. The limitation shall apply to all Shares issued to the Participant under the Plan, whether or not the Participant continues to be employed by the Company, the Combined Group or one of its Affiliates.

Exchange Control Restrictions. By accepting the Award, the Participant understands and agrees that the Participant will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan or from any cash dividends paid on such Shares. The Participant further understands that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or any Affiliate, and the Participant hereby consents and agrees that the proceeds may be transferred to such account by the Company (or its designated broker) on the Participant's behalf prior to being delivered to the Participant. The Participant also acknowledges and understands that there may be a delay between the date the Shares are sold and the date the cash proceeds are distributed to the Participant. The Participant further agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate such transfers.

The proceeds may be paid to the Participant in United States Dollars or local currency, at the Company’s discretion. If the proceeds are paid to the Participant in United States Dollars, the Participant understands that the Participant will be required to set up a United States Dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, (i) the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) the Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are converted to local currency and distributed to the Participant. The Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
EU COUNTRIES
This offer is being made to selected employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase the Participant’s interest in the success of the Company. The company offering these rights is the Company. The shares which are the subject of these rights are new/existing ordinary shares in the Company. More information in relation to the Company, including the Share price, can be found at the following web address: www.carnivalcorp.com or www.carnivalplc.com.

The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer in EU countries is 0.

GERMANY
NOTIFICATIONS
Exchange Control Information.  Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (“Bundesbank”). If the Participant makes or receives a payment in excess of this amount, the Participant must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank’s website (www.bundesbank.de).
Foreign Asset/Account Reporting Information. If the Participant’s acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, the Participant will need to report the acquisition when the Participant files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds EUR 150,000 or (ii) in the unlikely event the Participant holds Shares exceeding 10% of the of the Company’s Common Stock.
HONG KONG
TERMS AND CONDITIONS
Sale Restriction. Shares received at vesting are accepted as a personal investment. In the event that the Award vests and Shares are issued to the Participant (or the Participant's legal representatives) within six months of the Grant Date, the Participant (or the Participant's legal representatives) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Grant Date.
NOTIFICATIONS

Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of the Agreement, including this Appendix A, or the Plan, the Participant should obtain independent professional advice. Neither the grant of the Award nor the issuance of Shares upon settlement of the Award constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and members of the Combined Group and its Affiliates. The Agreement, the Plan and other incidental communication materials distributed in connection with the Award have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and are intended only for the personal use of each eligible employee of the Company or members of the Combined Group and its Affiliates and may not be distributed to any other person.
No Awards granted under the Plan may be transferred or assigned, except as expressly permitted by the Company in writing.
Nature of Scheme. The Plan is not intended to be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
ITALY
TERMS AND CONDITIONS
Plan Document Acknowledgment.  In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
The Participant acknowledges that the Participant has read and specifically and expressly approves the following sections of the Agreement: Section 2 - Terms and Conditions; Section 3 - Termination of Employment or Service with the Company; Section 6(c) - Tax Withholding; Section 6(d) - Nature of Grant; Section 6(p) - Governing Law; JURY TRIAL WAIVER; and Section 6(u) - Language.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If the Participant is an Italian resident and holds investments or financial assets outside Italy (e.g., cash, Special TBS RSUs, Shares) during any fiscal year which may generate income taxable in Italy (or if the Participant is the beneficial owner of such an investment or asset even if the Participant does not directly hold the investment or asset), the Participant is required to report such investments or assets on the Participant's annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return).

JAPAN
NOTIFICATIONS
Foreign Asset/Account Reporting Information. The Participant is required to report details of any assets held outside Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Participant should consult with the Participant's personal tax advisor to determine if the reporting obligation applies to the Participant and whether the Participant will be required to include details of the Participant's outstanding Special TBS RSUs, as well as Shares, in the report.
NETHERLANDS
SINGAPORE
TERMS AND CONDITIONS
Restrictions on Sale. The Participant agrees that, in the event that any portion of the Award vests prior to the six-month anniversary of the Grant Date, the Participant will not sell any Shares acquired at vesting prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

NOTIFICATIONS
Chief Executive Officer and Director Notification Requirement.  The Chief Executive Officer (“CEO”) and the directors, associate directors or shadow directors of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act.  Specifically, the CEO and directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Special TBS RSUs, Shares, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting / settlement of the Award or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO or a director.
Securities Laws. The Participant acknowledges that this Agreement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Agreement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

The Awards under the Plan are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).
UNITED KINGDOM
TERMS AND CONDITIONS
This provision supplements Section 6(c) - Tax Withholding of the Agreement:
Tax Withholding. Without limitation to Section 6(c) of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or any Affiliate or by Her Majesty's Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and any Affiliate against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Participant, in case the indemnification could be considered a loan. In this case, the income tax not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in this Agreement.
In addition, the Participant agrees that the Company and/or the Employer may calculate the income tax to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from HMRC or any applicable tax authority.